UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

DHI Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3179218
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6465 South Greenwood Plaza, Suite 400

Centennial, Colorado 80111

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

This amendment hereby amends the Registration Statement on Form 8-A originally filed by DHI Group, Inc. (the “Company”) with the Securities and Exchange Commission on January 28, 2025, by supplementing Items 1 and 2 with the following.

Item 1. Description of Registrant’s Securities To Be Registered

On November 13, 2026, the Company entered into a First Amendment to the Section 382 Rights Agreement (the “First Amendment”), which amends the Section 382 Rights Agreement, dated as of January 28, 2025 (the “Section 382 Rights Agreement”), between the Company and Computershare Trust Company, N.A., as rights agent.

The First Amendment makes clarifying changes relating to the definition of “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” contained in the Section 382 Rights Agreement, and provides that requests for exemption under the Section 382 Rights Agreement will be granted if and to the extent that, and for so long as, ownership of the securities that are the subject of the proposed acquisition that is subject to such exemption request would not be attributable to the requesting person or group under Section 382 of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder.

The foregoing summary of the First Amendment is qualified in its entirety by reference to the full text of the Section 382 Rights Agreement, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 28, 2025 and is incorporated herein by reference, and the First Amendment, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on November 13, 2026 and is incorporated herein by reference.

Item 2. Exhibits

3.1	Certificate of Designation of Rights, Preferences and Privileges of Series 1 Participating Preferred Stock. (incorporated by reference to Exhibit 3.1 the Company’s Current Report on Form 8-K filed on January 28, 2025).

4.1	Preferred Stock Rights Agreement, dated as of January 28, 2025, by and between DHI Group, Inc. and Computershare Trust Company, N.A., as rights agent. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on January 28, 2025).

4.2	First Amendment to Preferred Stock Rights Agreement, dated as of November 13, 2026, between DHI Group, Inc. and Computershare Trust Company, N.A., as rights agent. (incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K filed on November 13, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: November 13, 2026		DHI GROUP, INC.

	By:	/s/Greg Schippers
By: Greg Schippers
Title: Chief Financial Officer